Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         Roberts Realty Investors, Inc.
         -------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

      --------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       1)     Amount Previously Paid:
              --------------------------------------
       2)     Form, Schedule or Registration Statement No.:
              --------------------------------------
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              --------------------------------------
       4)     Date Filed:
--------------------------------------------------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350



                                  June 21, 2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JULY 13, 2000

         The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Thursday, July 13, 2000, at 10:00 a.m., at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, for the following purposes:

         (1)  to elect two directors to serve three-year terms; and

         (2) to transact any other business that properly comes before the meeting or any adjournment of it.

         The directors have set the close of business on June 15, 2000 as the record date to determine the shareholders who are entitled to vote at the meeting.

         If you don't expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.

                                                     /s/ Charles R. Elliott

                                                     Charles R. Elliott
                                                     Secretary

                                 PROXY STATEMENT

                                       FOR

                       THE ANNUAL MEETING OF SHAREHOLDERS

                        OF ROBERTS REALTY INVESTORS, INC.

                           TO BE HELD ON JULY 13, 2000

This document will give you the information you need to vote for the two directors to be elected at the annual meeting. If you have any questions concerning the information contained in this proxy statement, please contact Charles Elliott, our Chief Financial Officer, at (770) 394-6000.

Who is asking for my vote?

     The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on July 13, 2000. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting on the previous page.

How do your directors recommend that shareholders vote?

     The directors recommend that you vote FOR the election of the two nominees for director.

Who is eligible to vote?

     Shareholders of record at the close of business on June 15, 2000 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about June 21, 2000.

What are the rules for voting?

     As of the record date, we had 4,929,746 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

     You may vote:

  o By mail by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

  o In person at the meeting. We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, you must request a legal proxy from your stockbroker to vote at the meeting.

     Shares represented by signed proxies will be voted as instructed. If you sign the proxy but don't mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, First Union National Bank.

     Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors' discretion on any of the following matters:

  o Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

  o The election of any person as a director in lieu of either person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

  o      Matters incident to the conduct of the meeting.

     A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes "for" and all votes to "withhold authority" will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting.

     If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers' unvoted shares on certain "routine" matters, including election of directors. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for all other matters to be voted on because these other matters are not considered "routine" under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

     If a quorum is present, the two nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights.

     If you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

  o      signing another proxy with a later date,

  o      voting in person at the meeting, or

  o      giving written notice to our corporate Secretary, Mr. Elliott.

How will we solicit proxies, and who will pay for the cost of the solicitation?

     We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may solicit proxies by telephone or in person. We will pay all of the costs of the solicitation, primarily the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year's annual meeting?

     Any shareholder proposals intended to be presented at our 2001 annual meeting of shareholders must be received by us on or before February 22, 2001 to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposals intended to be presented from the floor at our 2001 annual meeting of shareholders must be received by us not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

Who are the two nominees for election as a director?

     This section gives information about the two nominees for election as directors of Roberts Realty: Mr. Charles S. Roberts and Mr. James M. Goodrich. Each of them is currently a director of Roberts Realty, and the directors have recommended that each of them be reelected to the board.

Why are only two of the seven directors being elected at the annual meeting?

     Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible. The terms of office of the nominees expire at this year's annual meeting, and they are standing for reelection for a full three-year term through the annual meeting in 2003. The terms of office of Mr. Weldon R. Humphries, Mr. Ben A. Spalding, and Mr. George
W. Wray, Jr. expire at the annual meeting in 2001, and the terms of office of Mr. Wm. Jarell Jones and Mr. Dennis H. James expire at the annual meeting in 2002.

Nominees for Director:

     Charles S. Roberts, age 53 and a director since July 1994, is our Chairman of the Board, Chief Executive Officer and President. Mr. Roberts' term as a director expires at the 2000 annual meeting of shareholders. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.

     In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts is a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts
Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast.

James M. Goodrich, age 59 and a director since October 1994, is a consulting engineer and private investor. Dr. Goodrich's term expires at the 2000 annual meeting of shareholders. Dr. Goodrich is a trustee of the North American Electric Reliability Council, whose mission is to promote the reliability of the electricity supply for North America. In 1975, Dr. Goodrich founded Energy Management Associates, which provides operations and financial planning software and related consulting services to the electric and gas utility industries. Dr. Goodrich was Executive Vice President of Energy Management Associates from 1975 until October 1993 and was a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover; this position involved technical support of the design and development of nuclear power plants for the Navy. Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a masters degree in Engineering-Economic Systems, and a bachelor of arts degree, all from Stanford University. He also holds a masters degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels.

     If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

Directors Continuing in Office:

     Ben A. Spalding, age 66 and a director since October 1994, is Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding's term expires at the 2001 annual meeting of shareholders. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelors degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

     George W. Wray, Jr., age 63 and a director since February 1995, is a private investor and Senior Partner of the Wray Partnership, a family investment group. Mr. Wray's term expires at the 2001 annual meeting of shareholders. He was employed with International Silver Company from the early 1960s to July 1993, most recently as a Vice President engaged in sales management for the eastern United States. From the July 1993 acquisition of International Silver Company by World Crisa Corporation (a division of Vitro S.A.) through September 1997, Mr. Wray was an independent sales agent for the successor organization. Mr. Wray also served as a Vice President of Spalding & Company, an NASD registered broker-dealer, from 1991 to 1997 and was a registered associate of Spalding & Company from 1983 to 1997. Mr. Wray holds a bachelors degree in Industrial Relations from the University of North Carolina at Chapel Hill and serves as an elder of the Peachtree Presbyterian Church in Atlanta.

     Weldon R. Humphries, age 62 and a director since February 1998, is a private investor. Mr. Humphries' term expires at the 2001 annual meeting of shareholders. Mr. Humphries recently retired from a distinguished twenty-year career with Manor Care, Inc. (NYSE: MNR), where he was employed from January 1978 to November 1997 as Senior Vice President responsible for asset management, acquisitions and development, and with Choice Hotels International, Inc. (NYSE:
CHH), where he served as Senior Vice-President responsible for asset management, acquisitions and development from November 1997 to January 1998. Mr. Humphries began his career as a senior mortgage analyst with Connecticut General Life Insurance Company and later worked for Arvida Corporation, where he was responsible for all real estate financing, development and marketing. Mr. Humphries has a BBA in Marketing from the University of Houston and an MBA in Finance from the University of Hartford. He also served as an officer in the United States Marine Corps.

     Wm. Jarell Jones, age 52 and a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro, Georgia since November 1993. Mr. Jones' term expires at the 2002 annual meeting of shareholders. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990 Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming, and development interests. Mr. Jones served as a director for six years and as the Chairman for two years of the Downtown Statesboro Development Authority.

     Dennis H. James, age 53 and a director since June 1995, is Executive Vice President of L. J. Melody & Company (formerly Shoptaw-James, Inc.), a commercial mortgage banking firm. Mr. James' term expires at the 2002 annual meeting of shareholders. Mr. James has over 25 years experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As Executive Vice President of L. J. Melody & Company, he is responsible for the Southeast Region's overall production and investor relations. He has served on both the Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelors degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.

How many shares do our directors and executive officers own?

     The following table describes the beneficial ownership of shares of our common stock as of May 31, 2000 for

     o each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock,
     o each director and each of our named  executive  officers, and
     o our directors and executive officers as a group.

Except as noted in the footnotes, the person owns all shares and partnership units directly and has sole voting and investment power. Each of the persons known by us to beneficially own more than 5% of the common stock has an address in care of our principal office. The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects the number of units of partnership interest in Roberts Properties Residential, L.P. owned by the persons named, which equals the number of shares that each person has the right to acquire by exchanging units for shares, subject to the limitations described below. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

         Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 6% of our outstanding shares, except for Mr. Roberts, who is limited to 25%. Accordingly, a unitholder cannot redeem units if upon their redemption he would hold more shares than permitted under the applicable percentage limit. Given the total number of shares and units they own, each of Mr. Roberts, Dr. Goodrich and Mr. Wray may be unable to redeem all the units they own unless and until other unitholders redeem a sufficient number of units to cause the number of outstanding shares of common stock to be increased to a level sufficient to permit their redemption. A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash in the amount of the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

            Name of                      Number of Shares    Number of Units                         Percent of
        Beneficial Owner                      Owned         Beneficially Owned        Total           Class(1)
        ----------------                 ----------------   ------------------        -----          ----------
Charles S. Roberts(2)                            729,757               738,012         1,467,769           26.0%

George W. Wray, Jr.(3)                           258,768               134,537           393,305            7.8

James M. Goodrich(4)                             258,651                54,910           313,561            6.3

Ben A. Spalding(5)                                25,252                27,318            52,570            1.1

Dennis H. James                                   46,796                 2,405            49,201            1.0

Wm. Jarell Jones                                   3,917                     0             3,917             *

Weldon R. Humphries(6)                            38,000                     0            38,000             *

Charles R. Elliott                                10,000                     0            10,000             *

All directors and executive officers as a
group:   (8 persons)(7)                        1,371,141               957,182         2,328,323           39.7%
------------------------------
*Less than 1%.

(1) The total number of shares outstanding used in calculating this percentage is 4,905,421, the number of shares outstanding as of May 31, 2000.

(2) Includes 2,744 shares owned by Mr. Roberts' minor daughter. Also includes a trust for his minor daughter of which he is the sole trustee, which owns 29,500 units.

(3) Includes 224,953 shares owned by a partnership, over which Mr. Wray has voting and investment power as the managing partner of such partnership, 27,257 shares owned by his wife, and 5,058 shares owned by a trust of which she is a co-trustee. Mr. Wray disclaims beneficial ownership of the 27,257 shares owned by Mrs. Wray and 5,058 shares owned by a trust of which she is a co-trustee. The partnership previously referenced owns 109,868 units, and Mr. Wray owns 2,917 units jointly with his daughter, over which units he shares voting and investment power.

(4) Includes 110,507 shares owned jointly by Dr. Goodrich and his wife, 108,478 shares owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Dr. and Mrs. Goodrich and their sons, and 24,879 shares owned by a trust for the benefit of a son of Dr. and Mrs. Goodrich and of which Mrs. Goodrich is trustee. Dr. Goodrich's beneficial ownership of units includes 48,075 units owned jointly by Dr. and Mrs. Goodrich and 6,835 units owned by a trust for the benefit of a son of Dr. and Mrs. Goodrich of which Mrs. Goodrich is trustee. Dr. Goodrich disclaims beneficial ownership of the units and shares owned by the trust.

(5) Includes 7,564 shares owned by partnerships of which Mr. Spalding's wife is the managing partner. Mr. Spalding's beneficial ownership of units includes 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships of which she is the managing partner.

(6) Owned by a trust of which Mr. Humphries is a co-trustee along with his spouse.

(7) Includes 256,985 shares and 50,992 units as to which directors share voting and investment power with another family member; also includes an aggregate of 64,758 shares and 34,153 units beneficially owned by three directors' wives, as to which shares those directors disclaim beneficial ownership.

How often do the directors meet, and what committees do they have?

     The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met a total of six times in 1999, and each director attended more than 75% of the meetings. In addition, we have the following committees:

     Audit  Committee.  During  1999,  the Audit  Committee  was composed of Dr.
Goodrich, Mr. Jones, and Mr. Humphries. The Audit Committee makes recommendations concerning the engagement of the independent auditors, reviews with the auditors the results of the audit engagement, approves professional services provided by the auditors, reviews the independence of the auditors, and reviews the adequacy of our internal accounting controls. The Audit Committee met once in 1999.

     Executive Committee. The board of directors has established an Executive Committee composed of Mr. Roberts, Dr. Goodrich, and Mr. Jones. The Executive Committee will have the authority the board of directors delegates to it. The Executive Committee has not met since our inception.

     Compensation Committee. Although the board of directors has established a Compensation Committee composed of Mr. Jones, Mr. Humphries, and Mr. James, the full board of directors has performed the functions of the Compensation Committee since the beginning of 1999. The full board approved the 1999 base salaries of our executive officers, and met once in 2000 to determine bonuses for 1999 performance and the 2000 base salaries of our executive officers, with Mr. Roberts abstaining from voting on his own base salary.

     We do not have a nominating committee, and nominations for director are made by the board as a whole. Any shareholder interested in nominating a director should review the material described under "How can a shareholder propose business to be brought before next year's annual meeting?" above.

What do we pay our directors for their services?

     We pay our directors who are not officers for their services as directors. Mr. Roberts is the only director who is an officer, and we do not pay him for his services as a director. In 1999, our non-officer directors each received $12,000 for serving on the board. We also reimburse our non-officer directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.

Who are our executive officers, and what do we pay them?

     Our executive officers are Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, and Mr. Charles R. Elliott, our Secretary and Treasurer since our inception and our Chief Financial Officer since April 1995.

                          Summary Compensation Table

                                                       Annual Compensation
   Name and Principal Position             Year     Salary ($)       Bonus ($)
   ---------------------------             ----     ----------       ---------

   Charles S. Roberts                      1999       150,000              0
     Chairman of the Board, Chief          1998       155,769              0
     Executive Officer, and President      1997       129,857              0

   Charles R. Elliott                      1999       101,577         30,000
     Secretary, Treasurer and              1998        93,642         30,000
     Chief Financial Officer               1997        75,000         38,500

     After we acquired Roberts Properties Management, LLC in April 1997, Mr. Roberts received a base salary increase of $75,000, from $75,000 to $150,000 per year. We do not have employment agreements with our executive officers.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

Introduction

     Our executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who contribute to our growth. Although the board of directors has established a Compensation Committee composed of Mr. Wm. Jarell Jones, Mr. Weldon R. Humphries, and Mr. Dennis H. James, the full board has performed the functions of the Compensation Committee since the beginning of 1999. These functions include setting base salaries and cash bonuses for our executive officers, Mr. Charles S. Roberts, our President, Chief Executive Officer, and Chairman of the Board, and Mr. Charles R. Elliott, our Chief Financial Officer, Secretary, and Treasurer, and reviewing from time to time succession planning for senior management.

     During 1999 our full board of directors approved the 1999 base salaries of our executive officers. Mr. Roberts abstained from voting as a director on his own base salary. The full board met once in early 2000 to determine the bonus for Mr. Elliott related to his 1999 performance. That bonus is reported in Mr. Elliott's 1999 compensation in the table above.

Executive Compensation Policy and Philosophy

     Our executive compensation programs are based on the following guiding principles:

     Pay-for-Performance. We emphasize incentive compensation programs that reward executives for outstanding performance. These incentive programs focus on both annual and long-term performance.

     Pay Competitiveness. We believe we must offer competitive total compensation, which includes base salary, cash bonuses, and long-term incentives to attract, motivate and retain executive talent. Actual compensation levels, however, will vary in competitiveness from year to year, depending on corporate and individual performance.

     We determine competitive levels of compensation by analyzing compensation data contained in the proxy statements for other residential REITs. In comparing compensation levels we take into account market capitalization, among other things.

Base Salary Program

     We determine our base salary levels based on our assessment of market compensation rates, each employee's performance over time, and each individual's role in the company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for Mr. Roberts and Mr. Elliott are reviewed annually and take into account a variety of factors, including individual performance, general levels of market salary increases, and our overall financial results. Performance is assessed qualitatively, and no specific weighting is attached to performance factors considered for base salary determinations.

     Mr. Elliott received an 11% base salary increase in 1999 as a result of his annual review. In approving the increase, the board considered individual performance, experience and overall corporate performance.

Annual Incentive Plan

     Our annual incentive plan is designed to reward and motivate key employees based on our and the employee's performance. As a pay-for-performance element of compensation, we pay incentive awards annually based on the achievement of performance objectives for the most recently completed fiscal year. Accordingly, we awarded Mr. Elliott a cash bonus of $30,000 for his 1999 performance.

Compensation of Chief Executive Officer

     In determining the compensation of our Chief Executive Officer, we apply the same philosophy and procedures as we apply to Mr. Elliott and other employees. We took into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results. We assessed Mr. Roberts' performance qualitatively and did not attach any specific weighting to the performance factors we considered.

     In early 2000, we evaluated our financial performance during 1999 as well as Mr. Roberts' tenure with Roberts Realty and his industry experience. Mr. Roberts informed us he believes he is fairly compensated and, therefore, he did not request a salary increase or bonus for 1999. As a result, we did not increase his salary or award him a bonus.

Policy with Respect to the $1 Million Deduction Limit

     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met. Currently, we do not believe that there is risk of losing deductions under this law. In the future, we intend to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of Roberts Realty to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

     The above report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under such Acts.

By the Board of Directors, with respect to actions taken regarding bonuses for 1999 and with respect to the determination of our executive officers' base salaries for 2000, with Mr. Roberts abstaining from voting on his own base salary, as noted above:

                  Wm. Jarell Jones                  Weldon R. Humphries
                  Dennis H. James                   Dr. James M. Goodrich
                  Charles S. Roberts                Ben A. Spalding
                  George W. Wray, Jr.


Total Return Performance Graph

     The following total return performance graph compares our performance to the Russell 2000 index and the index of 23 apartment equity real estate investment trusts prepared by the National Association of Real Estate Trusts, sometimes called NAREIT. The total return performance graph assumes an investment of $100 in Roberts Realty, ticker symbol "RPI," on December 9, 1997, the date our common stock began trading on the American Stock Exchange. The graph further assumes the reinvestment of all dividends. NAREIT began compiling the apartment REIT index as of December 31, 1997, so the NAREIT information in the table begins on that date. Our performance, presented quarterly for the period from December 9, 1997 through December 31, 1999, is not indicative of future results.

                               [GRAPHIC OMITTED]

                                                  Apartment
                                 Roberts           Equity            Russell
                                 Realty             Index             2000
                                 -------          ---------          -------

December 9, 1997                   100.00              N/A            100.00
December 31, 1997                   97.22           100.00             99.74
March 31, 1998                     102.37           100.19            109.78
June 30, 1998                      101.91            97.86            104.65
September 30, 1998                  93.17            92.77             83.57
December 31, 1998                   90.37            91.25             97.20
March 31, 1999                      93.90            90.44             91.93
June 30, 1999                       97.32           103.49            106.22
September 30, 1999                 105.63            98.74             99.51
December 31, 1999                  109.32           101.02            117.87


Who are our auditors?

     We have selected Arthur Andersen LLP, independent auditors, as our principal accounting firm. A representative of Arthur Andersen is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

What material relationships and transactions have the directors and executive officers had with us and our affiliates?

General

     We conduct our business through Roberts Properties Residential, L.P., own a 66.2% interest in it, and are its sole general partner. In this proxy statement we sometimes refer to Roberts Properties Residential, L.P. as our Operating
Partnership. Mr. Charles S. Roberts owns directly or indirectly all or substantially all of the outstanding shares of Roberts Properties, Inc. and Roberts Properties Construction, Inc. Notes 1 and 9 to our consolidated financial statements included in our 1999 annual report on Form 10-K mailed along with this proxy statement provide further detail regarding some of the transactions described in this section.

Payments to Companies Owned by Mr. Roberts

     Overview. We have paid fees to Roberts Properties, Inc. and Roberts Properties Construction, Inc. for various types of services and will continue to do so in the future. These various arrangements are summarized below.

     Development Fees. From time to time we pay Roberts Properties, Inc. fees for various development services that include market studies, business plans, design, finish selection, interior design and construction administration. The Operating Partnership will pay Roberts Properties, Inc. a fee of $2,015,000, or $5,000 per unit, for designing, developing, and overseeing construction our 403-unit Addison Place community in Atlanta, Georgia. Through May 31, 2000, the Operating Partnership had incurred $1,903,000 of the $2,015,000 development fees. The Operating Partnership will pay Roberts Properties, Inc. a fee of $1,595,000, or $5,000 per unit, for designing, developing, and overseeing construction of our 319-unit Ballantyne community now under construction in Charlotte, North Carolina. Through May 31, 2000, the Operating Partnership had incurred $1,506,000 of the $1,595,000 development fees. The Operating Partnership will pay Roberts Properties, Inc. a fee of $1,245,000, or $5,000 per unit, for designing, developing, and overseeing construction of our 249-unit Old Norcross community in Gwinnett County, Georgia. Through May 31, 2000, the Operating Partnership had incurred $415,000 of the $1,245,000 development fees.

     Construction Contracts. Roberts Realty enters into contracts in the normal course of business with Roberts Properties Construction, Inc., an affiliate of Roberts Realty owned by Mr. Roberts.

     Ballantyne. We have entered into a cost plus 10% contract with Roberts Construction for construction of our Ballantyne community. Roberts Construction started construction of the Ballantyne community in the fourth quarter of 1999, and we have paid Roberts Construction $128,000 through May 31, 2000 for its initial work on the project. Roberts Construction intends to hire a third-party general contractor to complete construction of the community, and Roberts Construction will continue to oversee the project. We are working on finalizing the estimate of the total cost of the project.

     Old Norcross. We have entered into a cost plus 10% contract with Roberts Construction for construction of our Old Norcross community. Through May 31, 2000, we paid Roberts Construction $85,000 for its initial work on the Old Norcross project. We are working on finalizing the estimate of the total cost of the project.

     Other Communities. The following table summarizes certain information regarding payments to Roberts Construction for other construction projects through May 31, 2000. Under all of these contracts, we pay Roberts Construction its cost, plus a fee of 10% of its cost.


                                       Actual/                                   Amount
                                      Estimated                                 Incurred           Estimated
                                        Total                 Total               From             Remaining
                                      Contract               Amount            1/1/1999 to        Contractual
                                       Amount               Incurred            5/31/2000         Commitment
                                      --------              --------           -----------        -----------
Addison Place - Phase I             $   9,716,000         $   9,497,000      $   8,492,000      $     219,000
Addison Place - Phase II               20,605,000             4,994,000          4,994,000         15,611,000
Plantation Trace - Phase II             4,908,000             4,908,000            395,000                  0
                                    -------------         -------------      -------------       ------------

                                     $35,229,000           $19,399,000      $  13,881,000        $15,830,000
                                    =============         =============      =============       ============


     Partnership Profits Interest. Between 1994 and 1996, the Operating Partnership acquired nine limited partnerships of which Mr. Roberts was the sole general partner. Each partnership owned an apartment community that had been developed or was in the development process. As a part of each acquisition, the Operating Partnership assumed an existing financial obligation to an affiliate of Mr. Roberts. That financial obligation has been formalized as a profits interest in the Operating Partnership. As the holder of the profits interest, Roberts Properties may receive distributions in certain circumstances. Upon a sale of any of the acquired properties, Roberts Properties will receive a distribution of a specified percentage of the gross sales proceeds, or, in the case of the Crestmark Phase II land, a maximum amount of $86,775. Upon a change in control of Roberts Realty or the Operating Partnership, Roberts Properties will receive a distribution of the applicable percentages of the fair market value of each of the properties, or in the case of the Crestmark Phase II land, up to the maximum amount. The amount to be distributed to Roberts Properties with respect to each affected property will be limited to the amount by which the gross proceeds from the sale of that property, or, in connection with a change in control, its fair market value, exceeds the sum of:

     o  the debt assumed, or taken subject to, by the Operating
        Partnership in connection  with its  acquisition  of  the  property;
     o the equity issued by the Operating Partnership in acquiring the property; and
     o all subsequent capital improvements to the property made by the Operating Partnership.

     The percentages which apply to the sales proceeds, or fair market value, of the affected properties are shown in the following table:

                           River Oaks                                         5%
                           Rosewood Plantation                                5%
                           Preston Oaks Phase I                               5%
                           Highland Park                                      5%
                           Ivey Brook                                         5%
                           Crestmark Phase I                                  5%
                           Plantation Trace Phase I                           6%

     In the case of the Crestmark Phase II land, the maximum amount would be $86,775.

     If Roberts Realty exercises its option to acquire all of the outstanding units for shares, it must simultaneously purchase the profits interest for cash in the amount the holder of that interest would receive if a change in control occurred at that time.

     Except for the partnership profits interest related to the original nine limited partnerships acquired between 1994 and 1996, no partnership interests have been, or are presently expected to be, issued or assumed by the operating partnership.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the board of directors is composed of Mr. Jones, Mr. Humphries and Mr. James. None of such persons was during 1999, or at any previous time, an officer or employee of Roberts Realty or our operating partnership.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 1999, its directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

                         ROBERTS REALTY INVESTORS, INC.




                               8010 Roswell Road

                                   Suite 120

                             Atlanta, Georgia 30350

                            Telephone (770) 394-6000




                  Creating Communities for Superior Lifestyles

                         ROBERTS REALTY INVESTORS, INC.
                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350

                                  June 21, 2000

Dear Shareholders:


We cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Thursday, July 13, 2000, at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346. Enclosed are the Notice of Meeting and Proxy Statement, which contain information regarding the election of your directors. A copy of our 1999 Form 10-K is also enclosed.

Although we would very much like each shareholder to attend the annual meeting, we realize this is not possible. Whether or not you plan to be present, we would appreciate your taking a few minutes to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give it.

Sincerely,


/s/ Charles R. Elliott

Charles R. Elliott
Chief Financial Officer
--------------------------------------------------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
              8010 Roswell Road, Suite 120, Atlanta, Georgia 30350
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF SHAREHOLDERS, JULY 13, 2000

         The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Jacob F. Crowe, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Thursday, July 13, 2000, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.

1.  Proposal to elect the nominees listed to the right:

               NOMINEES: Charles S. Roberts and James M. Goodrich

[ ] FOR: nominees listed at right           [ ]  WITHHOLD authority to vote for
(except as indicated to the contrary below)      both nominees


INSTRUCTIONS: To withhold authority to vote for an individual nominee, write the applicable name in the space provided below:




                (Continued and to be signed on the reverse side)

Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

                                        THIS PROXY WILL BE VOTED AS DIRECTED OR,
                                        IF NO  DIRECTION IS  INDICATED,  WILL BE
                                        VOTED "FOR" THE STATED PROPOSAL.

                                        ________________________________________
                                        Signature of Shareholder

                                        _______________________________________
                                        Signature if held jointly


                                        Dated:  __________________________, 2000


                                             IMPORTANT:  If shares  are  jointly
                                             owned,  both owners should sign. If
                                             signing  as   attorney,   executor,
                                             administrator, trustee, guardian or
                                             other    person    signing   in   a
                                             representative   capacity,   please
                                             give your full title as such.  If a
                                             corporation,  please  sign  in full
                                             corporate   name  by  President  or
                                             other  authorized   officer.  If  a
                                             partnership,    please    sign   in
                                             partnership   name  by   authorized
                                             person.